Exhibit 99.1(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Quarterly Earnings of $133 million or $1.96 Per Share in the Second Quarter

CEO Commentary
Stacy Kymes, president and chief executive officer, stated, “The quarter represented strong earnings performance from across the company, demonstrating both our diversity and breadth. Loans are on a pace to exceed a 10 percent growth rate for the year, excluding the PPP program. While loan growth was exceptional, new loan commitments for the quarter grew at an even faster pace and broadly across our business region. Our net interest margin improved from the mix of earning assets and a balance sheet structure that is currently positioned to benefit from rising rates. Our trading businesses rebounded from the volatile first quarter. We had a strong quarter in commodity hedging and syndication activity as our market share in the energy space continues to expand. Despite market volatility and the resulting decrease in the value of assets under management and administration, our fiduciary fees increased. Transaction card revenues accelerated. We entered the year focused on growing top-line revenue and our team has responded, delivering those results across the board. While we understand these are unusual economic times, we are committed to prudent growth. The business profile of our geographic footprint remains exceptional and, when combined with BOKF's long-held credit discipline, will serve us well if the economy slows in future periods."

Second Quarter 2022 Financial Highlights
(Unless indicated otherwise, all comparisons are to the prior quarter)
•Net income was $132.8 million or $1.96 per diluted share for the second quarter of 2022 and $62.5 million or $0.91 per diluted share for the first quarter of 2022.
•Net interest revenue totaled $274.0 million, an increase of $5.6 million. Net interest margin was 2.76 percent compared to 2.44 percent. In response to rising inflation, the Federal Reserve has increased the federal funds rate 150 basis points since the beginning of 2022. The resulting impact on market interest rates has started to increase net interest margin.
•Fees and commissions revenue increased $75.7 million to $173.4 million. Brokerage and trading revenue increased $71.1 million following trading losses in the prior quarter. Revenue growth in all other fee-generating business activities was partially offset by a $5.3 million decrease in mortgage banking revenue.
•The net benefit of the changes in fair value of mortgage servicing rights and related economic hedges was $1.9 million for the second quarter of 2022 compared to a net cost of $8.4 million for the first quarter of 2022 due to reduced price sensitivity in the second quarter.
•Operating expense decreased $4.0 million to $273.7 million. Personnel expense decreased $4.3 million, primarily due to lower share-based compensation expense. Non-personnel expense was consistent with the prior quarter.
•Period-end loans increased $617 million to $21.3 billion at June 30, 2022. Commercial loans increased $696 million while period-end Paycheck Protection Program ("PPP") loans decreased $94 million to $43 million. In addition, unfunded loan commitments grew by $979 million. Average outstanding loan balances were $21.1 billion, a $594 million increase.
•No provision for expected credit losses was necessary for the second quarter of 2022, consistent with the prior quarter. An increase in required provision due to loan growth and changes in our economic outlook was offset by a sustained trend of improving credit quality metrics. The combined allowance for credit losses totaled $283 million or 1.33 percent of outstanding loans at June 30, 2022. The combined allowance for credit losses was $283 million or 1.37 percent of outstanding loans at March 31, 2022.
•Average deposits decreased $1.8 billion to $38.6 billion while period-end deposits decreased $807 million to $38.6 billion. Average interest-bearing deposits decreased $1.9 billion and average demand deposits grew $140 million.

•The company's common equity Tier 1 capital ratio was 11.61 percent at June 30, 2022. In addition, the company's Tier 1 capital ratio was 11.63 percent, total capital ratio was 12.59 percent, and leverage ratio was 9.12 percent at June 30, 2022. At March 31, 2022, the company's common equity Tier 1 capital ratio was 11.30 percent, Tier 1 capital ratio was 11.31 percent, total capital ratio was 12.25 percent, and leverage ratio was 8.47 percent.
•The company repurchased 294,084 shares of common stock at an average price of $82.98 a share in the second quarter of 2022.

Second Quarter 2022 Segment Highlights
•Commercial Banking contributed $104.8 million to net income in the second quarter of 2022, an increase of $22.5 million. Combined net interest revenue and fee revenue increased $32.4 million due to loan growth, increased spreads on deposits sold to the Funds Management unit, and loan syndication fees. Net loans charged-off decreased $6.8 million. Transaction card revenue increased $2.7 million due to elevated transaction volumes in the second quarter. Personnel expense increased $3.3 million, primarily due to increased incentive compensation costs with growth in loans and syndication activity. The second quarter also included a $5.8 million write-down of a repossessed equity interest in a midstream energy entity. Average loans increased $640 million or 4 percent to $17.3 billion. Average deposits decreased $661 million or 3 percent.
•Consumer Banking contributed $1.2 million to net income in the second quarter of 2022 compared to a prior quarter net loss of $7.3 million. The net benefit of the changes in fair value of mortgage servicing rights and related economic hedges was $1.9 million for the second quarter of 2022 compared to a net cost of $8.4 million for the first quarter of 2022. Combined net interest revenue and fee revenue increased $2.7 million. Net interest revenue increased $6.6 million, primarily due to an increase in the spread on deposits sold to our Funds Management unit. Fees and commissions revenue decreased $3.9 million due to lower mortgage production volumes combined with narrowing margins. Operating expense increased $3.9 million due to a combination of increased business promotion expense and increased accruals for mortgage loan default servicing and loss mitigation costs. Average loans were relatively consistent with the previous quarter. Average deposits increased $130 million or 1 percent to $8.9 billion.

•Wealth Management contributed $27.3 million to net income in the second quarter of 2022 compared to a net loss of $4.5 million in the first quarter of 2022. Our diverse set of investment-focused businesses, which include trading in fixed income securities and other financial instruments and providing wealth management services to institutional and private wealth clients, produced total net interest and fee revenues of $124.5 million, an increase of $43.7 million. Total revenue from trading activities increased $47.4 million. Market disruptions during the first quarter of 2022 reduced demand for low-coupon, fixed-rate U.S. government agency residential mortgage-backed securities. These securities were fully sold during the second quarter. Growth in money market fund revenue, seasonal tax preparation fees and a reduction in fee waivers combined to increase fiduciary and asset management revenue $6.6 million. This increase was partially offset by a $3.2 million reduction in asset under management billable fees, consistent with market driven declines in assets under management. Operating expense increased $1.8 million, primarily due to increased volume-driven incentive compensation costs and a full quarter's impact of annual merit increases. Average loans increased $39 million or 2 percent to $2.2 billion. Average deposits decreased $1.1 billion or 12 percent to $8.5 billion as customers redeployed deposits into higher yielding alternatives. Assets under management were $96.0 billion, a decrease of $5.1 billion.

Net Interest Revenue
Net interest revenue was $274.0 million for the second quarter of 2022 compared to $268.4 million for the first quarter of 2022. Net interest margin was 2.76 percent compared to 2.44 percent. In response to rising inflation, the Federal Reserve has increased the federal funds rate 150 basis points since the beginning of 2022. The resulting impact on market interest rates has started to increase net interest margin as our earning assets reprice at a higher rate and faster pace than our interest-bearing liabilities.
Average earning assets decreased $4.4 billion. Average trading securities decreased $4.4 billion as we reduced our inventory of low-coupon mortgage-backed securities and repositioned the trading portfolio in response to rising mortgage interest rates. Average loan balances increased $594 million, largely due to growth in commercial loans, partially offset by a decrease in PPP loans. Average available for sale securities decreased $834 million while investment securities increased $416 million. We transferred $2.4 billion in U.S. government agency mortgage-backed securities from available for sale to investment securities late in the second quarter to limit the effect of future rate increases on the tangible common equity ratio. The transfer of securities did not significantly affect net interest revenue or net interest margin. Average interest bearing cash and cash equivalents decreased $207 million. Funds purchased and repurchase agreements decreased $780 million while other borrowings increased $153 million.
The yield on average earning assets was 2.96 percent, a 38 basis point increase. The loan portfolio yield increased 35 basis points to 3.92 percent. The yield on trading securities was up 29 basis points to 2.00 percent. The yield on the available for sale securities portfolio increased 7 basis points to 1.84 percent. The yield on investment securities decreased 272 basis points due to the transfer of securities from the available for sale portfolio to the investment portfolio. The yield on interest-bearing cash and cash equivalents increased 65 basis points.
Funding costs were 0.31 percent, a 10 basis point increase. The cost of interest-bearing deposits increased 12 basis points to 0.24 percent. The cost of funds purchased and repurchase agreements decreased 42 basis points to 0.53 percent while the cost of other borrowings increased 63 basis points to 1.01 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 11 basis points, an increase of 4 basis points.

Operating Revenue
Fees and commissions revenue totaled $173.4 million for the second quarter of 2022, a $75.7 million increase compared to the first quarter of 2022.
Brokerage and trading revenue increased $71.1 million to $44.0 million, rebounding from a net loss of $27.1 million. Trading revenue increased $66.0 million. Disruption in the fixed income markets related to uncertainty around rising inflation and interest rates adversely affected the value of trading securities during the first quarter of 2022. During the second quarter, we fully sold our inventory of low-coupon, U.S. government agency residential mortgage-backed securities. Trading activity in current-coupon instruments has returned to more normal levels. Investment banking revenue increased $4.2 million, largely due to the timing of commercial loan syndication activity.

Fiduciary and asset management revenue increased $3.4 million, primarily due to an increase in money market fund revenue, a reduction of fee waivers, and seasonal tax preparation fees. These increases were partially offset by a reduction in asset under management billable fees, consistent with market-driven declines in assets under management. We voluntarily waived certain administration fees on the Cavanal Hill money market funds in order to maintain positive yields during the low short-term interest rate environment.
Transaction card revenue increased $2.7 million and deposit service charges increased $1.5 million, both largely affected by changes in customer activity as transaction volumes recover from the pandemic.
Mortgage banking revenue decreased $5.3 million. Rapidly rising mortgage interest rates and continued inventory shortages have adversely affected both loan production volume and margins. Mortgage loan production volume, which includes funded loans and changes in unfunded commitments, decreased $102 million to $306 million. Competitive pricing pressure and a significant decrease in refinancing opportunities, down to 19 percent of total production, have reduced margins. Production revenue, which includes realized gains on loans sold and unrealized gains and losses on our mortgage commitment pipeline and related hedges, as a percentage of production volume, decreased 140 basis points to (0.16) percent.
Other gains and losses, net decreased $6.0 million, primarily related to a write-down of a repossessed equity interest in a midstream entity.

Operating Expense
Total operating expense was $273.7 million for the second quarter of 2022, a decrease of $4.0 million compared to the first quarter of 2022.
Personnel expense decreased $4.3 million. Deferred compensation expense, which is largely offset by a decrease in the value of related rabbi trust investments, decreased $4.8 million. Share-based incentive compensation expense decreased $3.9 million resulting from changes in vesting assumptions. Employee benefits expense decreased $2.4 million primarily due to a seasonal decrease in payroll taxes. These decreases were partially offset by an increase of $5.0 million in cash-based incentive compensation largely related to growing commercial activity and an increase of $1.8 million in regular compensation expense as we recognized a full quarter of expense related to annual merit increases.
Non-personnel expense was $118.7 million, consistent with the first quarter of 2022. Increases in mortgage banking expense, data processing and communications expense, and professional fees and services expense were offset by a decline in net occupancy and equipment expense and other expense.

Loans, Deposits and Capital
Loans
Outstanding loans were $21.3 billion at June 30, 2022, a $617 million increase compared to March 31, 2022 due to growth in commercial loans. Unfunded loan commitments also grew by $979 million during the second quarter.
Outstanding commercial loan balances increased $696 million, with growth in all categories.

Healthcare sector loan balances increased $255 million, totaling $3.7 billion or 17 percent of total loans. Our healthcare sector loans primarily consist of $3.0 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally we loan to borrowers with a portfolio of multiple facilities, which serves to help diversify risks specific to a single facility.
Energy loan balances increased $195 million to $3.4 billion or 16 percent of total loans. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 72 percent of committed production loans are secured by properties primarily producing oil. The remaining 28 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $3.4 billion at June 30, 2022, an increase of $342 million over March 31, 2022.
General business loans increased $175 million to $3.1 billion or 14 percent of total loans. General business loans include $1.6 billion of wholesale/retail loans and $1.5 billion of loans from other commercial industries.
Services sector loan balances increased $70 million to $3.4 billion or 16 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
Commercial real estate loan balances increased $5.2 million and represent 19 percent of total loans. Loans secured by industrial facilities increased $42 million to $954 million while loans secured by retail facilities decreased $30 million to $637 million. Other changes include an increase of $11 million in multifamily residential loans, fully offset by a decrease in other real estate loans.
PPP loan balances decreased $94 million to $43 million, or less than 1 percent of the total loans balance.
Loans to individuals increased $10 million and represent 17 percent of total loans. Total residential mortgage loans increased $32 million while personal loans decreased $22 million.
Deposits
Period-end deposits totaled $38.6 billion at June 30, 2022, an $807 million decrease as customers begin to deploy cash resources following the savings trend during the pandemic. Interest-bearing transaction account balances decreased by $1.1 billion while demand deposits increased $478 million. Period-end Wealth Management deposits decreased $587 million, Commercial Banking deposits decreased $104 million, and Consumer Banking deposits declined by $138 million. Average deposits were $38.6 billion at June 30, 2022, a $1.8 billion decrease. Average interest-bearing transaction account balances decreased $1.7 billion, and average demand deposit account balances increased $140 million.
Capital
The company's common equity Tier 1 capital ratio was 11.61 percent at June 30, 2022. In addition, the company's Tier 1 capital ratio was 11.63 percent, total capital ratio was 12.59 percent, and leverage ratio was 9.12 percent at June 30, 2022. At the beginning of 2020, we elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period. This election added 10 basis points to the company's common equity tier 1 capital ratio at June 30. At March 31, 2022, the company's common equity Tier 1 capital ratio was 11.30 percent, Tier 1 capital ratio was 11.31 percent, total capital ratio was 12.25 percent, and leverage ratio was 8.47 percent.

The company's tangible common equity ratio, a non-GAAP measure, was 8.16 percent at June 30, 2022 and 8.13 percent at March 31, 2022. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 294,084 shares of common stock at an average price of $82.98 a share in the second quarter of 2022. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Expected credit losses on assets carried at amortized cost are recognized over their projected lives based on models that measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Our models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rates and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.
No provision for credit losses was necessary for the second quarter of 2022. An increase in allowance related to our lending activities from the strong loan growth during the quarter and changes in our reasonable and supportable forecast, primarily related to the economic outlook from the Federal Reserve's actions to control inflation, were offset by the impact of a sustained trend of improving credit quality metrics.
Our base case reasonable and supportable forecast assumes inflation peaks in the third quarter of 2022 and begins to normalize thereafter. We expect the Russian-Ukraine conflict remains isolated and conditions improve in the fourth quarter of 2022. GDP is projected to increase by 1.4 percent over the next twelve months as labor force participants will continue to re-enter the job market to help meet record job openings. Inflation pressures cause modest declines in real household income compared to pre-pandemic levels, but is offset by a drawdown in savings. This results in below-trend GDP growth. Our forecasted civilian unemployment rate is 3.7 percent for the third quarter of 2022, increasing to 4.0 percent by the second quarter of 2023. Our base case also assumes the Federal Reserve increases federal funds rates at each meeting through June 2023, which results in a target range of 3.50 percent to 3.75 percent. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of June 2022, averaging $98.15 per barrel over the next twelve months.
The probability weighting of our base case reasonable and supportable forecast decreased to 55 percent in the second quarter of 2022 compared to 60 percent in the first quarter of 2022 as the level of uncertainty in economic forecasts continued to increase. Our downside case, probability weighted at 35 percent, assumes the Russia-Ukraine conflict persists through the second quarter of 2023, but does remain isolated. Additional surges in commodity prices and exacerbated supply chain dislocations create higher levels of inflation forcing the Federal Reserve to adopt a more aggressive monetary policy to combat the inflationary environment. This results in a federal funds target range of 4.50 percent to 4.75 percent. The United States economy is pushed into a recession, with a contraction in economic activity and a sharp increase in the unemployment rate from 4.2 percent in the third quarter of 2022 to 6.9 percent in the second quarter of 2023. In this scenario, real GDP is expected to contract 1.8 percent over the next four quarters. WTI oil prices are projected to average $105.36 per barrel over the next twelve months, peaking at $130.37 in the fourth quarter of 2022 and falling 39 percent over the following two quarters.

Nonperforming assets totaled $333 million or 1.56 percent of outstanding loans and repossessed assets at June 30, 2022, compared to $353 million or 1.70 percent at March 31, 2022. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $118 million or 0.56 percent of outstanding loans and repossessed assets at June 30, 2022, compared to $132 million or 0.65 percent at March 31, 2022.
Nonaccruing loans were $114 million or 0.54 percent of outstanding loans at June 30, 2022. Nonaccruing commercial loans totaled $55 million or 0.40 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $11 million or 0.27 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $49 million or 1.36 percent of outstanding loans to individuals.
Nonaccruing loans decreased $10 million compared to March 31, 2022, primarily related to nonaccruing commercial real estate, energy and services loans. New nonaccruing loans identified in the second quarter totaled $4.4 million, offset by $8.4 million in payments received, $4.0 million in foreclosures and $1.4 million in gross charge-offs.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $131 million at June 30, 2022, down from $169 million at March 31. Potential problem energy loans decreased $36 million. Potential problem services loans increased $16 million, offset by a $14 million decrease in potential problem commercial real estate loans.
At June 30, 2022, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $283 million or 1.33 percent of outstanding loans and 295 percent of nonaccruing loans. The allowance for loan losses totaled $241 million or 1.13 percent of outstanding loans and 251 percent of nonaccruing loans excluding residential mortgage loans guaranteed by U.S. government agencies.
At March 31, 2022, the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $283 million or 1.37 percent of outstanding loans and 264 percent of nonaccruing loans. The allowance for loan losses was $246 million or 1.19 percent of outstanding loans and 230 percent of nonaccruing loans excluding residential mortgage loans guaranteed by U.S. government agencies.
Gross charge-offs were $1.4 million for the second quarter compared to $7.8 million for the first quarter of 2022. Recoveries totaled $2.2 million for the second quarter of 2022 and $1.8 million for the prior quarter leading to net recoveries of $799 thousand or 0.02 percent of average loans on an annualized basis and net charge-offs of $6.0 million or 0.12 percent of average loans on an annualized basis, respectively. Net charge-offs were 0.06 percent of average loans over the last four quarters.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $10.2 billion at June 30, 2022, a $2.7 billion decrease compared to March 31, 2022. During the second quarter of 2022, certain U.S. government agency residential mortgage-backed securities were transferred from the available for sale portfolio to the investment securities portfolio. At the time of transfer, the fair value totaled $2.4 billion, amortized cost totaled $2.7 billion and the pretax unrealized loss totaled $268 million. At June 30, 2022, the available for sale securities portfolio consisted primarily of $4.9 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.1 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At June 30, 2022, the available for sale securities portfolio had a net unrealized loss of $523 million compared to $547 million at March 31, 2022.
We hold an inventory of trading securities in support of sales to a variety of customers. At June 30, 2022, the trading securities portfolio totaled $2.9 billion compared to $4.9 billion at March 31, 2022. During the second quarter of 2022, we sold our low-coupon, fixed rate U.S. government agency residential mortgage-backed securities inventory.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $147 million to $38 million at June 30, 2022.
Derivative contracts are carried at fair value. At June 30, 2022, the net fair values of derivative contracts, before consideration of cash margin, reported as assets under our customer derivative programs totaled $2.0 billion compared to $2.4 billion at March 31, 2022. The aggregate net fair value of derivative contracts, before consideration of cash margin, held under these programs reported as liabilities totaled $2.0 billion at June 30, 2022 and $2.4 billion at March 31, 2022.
The net benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $1.9 million during the second quarter of 2022, including a $17.5 million increase in the fair value of mortgage servicing rights, $15.9 million decrease in the fair value of securities and derivative contracts held as an economic hedge, and $275 thousand of related net interest revenue. Three bulk mortgage servicing rights portfolios were acquired during the second quarter of 2022. These acquisitions added $3.5 billion in unpaid principal balance comprised of conventional, low note rate, strong performing loans.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, July 27, 2022 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-877-407-4018 and referencing conference ID # 13731240.

About BOK Financial Corporation
BOK Financial Corporation is a $45 billion regional financial services company headquartered in Tulsa, Oklahoma with $96 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund, Cavanal Hill Investment Management, Inc. and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of June 30, 2022 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK

Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99.1(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	June 30, 2022	Mar. 31, 2022
ASSETS
Cash and due from banks	$1,313,563	$767,805
Interest-bearing cash and cash equivalents	723,787	599,976
Trading securities	2,859,444	4,891,096
Investment securities, net of allowance	2,637,345	183,824
Available for sale securities	10,152,663	12,894,534
Fair value option securities	37,927	185,003
Restricted equity securities	95,130	77,389
Residential mortgage loans held for sale	182,726	169,474
Loans:
Commercial	13,578,697	12,883,189
Commercial real estate	4,106,148	4,100,956
Paycheck protection program	43,140	137,365
Loans to individuals	3,563,163	3,552,919
Total loans	21,291,148	20,674,429
Allowance for loan losses	(241,114)	(246,473)
Loans, net of allowance	21,050,034	20,427,956
Premises and equipment, net	573,605	574,786
Receivables	176,672	238,694
Goodwill	1,044,749	1,044,749
Intangible assets, net	83,744	87,761
Mortgage servicing rights	270,312	209,563
Real estate and other repossessed assets, net	22,221	24,492
Derivative contracts, net	1,992,977	2,680,207
Cash surrender value of bank-owned life insurance	409,937	407,763
Receivable on unsettled securities sales	60,168	229,404
Other assets	1,690,068	1,132,031
TOTAL ASSETS	$45,377,072	$46,826,507

LIABILITIES AND EQUITY
Deposits:
Demand	$15,720,296	$15,242,341
Interest-bearing transaction	20,544,199	21,689,829
Savings	984,824	979,365
Time	1,369,599	1,514,416
Total deposits	38,618,918	39,425,951
Funds purchased and repurchase agreements	677,030	1,068,329
Other borrowings	35,505	36,246
Subordinated debentures	131,223	131,209
Accrued interest, taxes and expense	211,419	238,048
Due on unsettled securities purchases	297,352	81,016
Derivative contracts, net	214,576	557,834
Other liabilities	449,507	434,350
TOTAL LIABILITIES	40,635,530	41,972,983
Shareholders' equity:
Capital, surplus and retained earnings	5,339,967	5,267,408
Accumulated other comprehensive income (loss)	(602,628)	(417,826)
TOTAL SHAREHOLDERS' EQUITY	4,737,339	4,849,582
Non-controlling interests	4,203	3,942
TOTAL EQUITY	4,741,542	4,853,524
TOTAL LIABILITIES AND EQUITY	$45,377,072	$46,826,507

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021
ASSETS
Interest-bearing cash and cash equivalents	$843,619	$1,050,409	$1,208,552	$682,788	$659,312
Trading securities	4,166,954	8,537,390	9,260,778	7,617,236	7,430,217
Investment securities, net of allowance	610,983	195,198	213,188	218,117	221,401
Available for sale securities	12,258,072	13,092,422	13,247,607	13,446,095	13,243,542
Fair value option securities	54,832	75,539	46,458	56,307	64,864
Restricted equity securities	167,732	164,484	137,874	245,485	208,692
Residential mortgage loans held for sale	148,183	179,697	163,433	167,620	218,200
Loans:
Commercial	13,382,176	12,677,706	12,401,935	12,231,230	12,402,925
Commercial real estate	4,061,129	4,059,148	3,838,336	4,218,190	4,395,848
Paycheck protection program	90,312	210,110	404,261	792,728	1,668,047
Loans to individuals	3,524,097	3,516,698	3,598,121	3,606,460	3,700,269
Total loans	21,057,714	20,463,662	20,242,653	20,848,608	22,167,089
Allowance for loan losses	(246,064)	(254,191)	(271,794)	(306,125)	(345,269)
Loans, net of allowance	20,811,650	20,209,471	19,970,859	20,542,483	21,821,820
Total earning assets	39,062,025	43,504,610	44,248,749	42,976,131	43,868,048
Cash and due from banks	822,599	790,440	783,670	766,688	763,393
Derivative contracts, net	3,051,429	2,126,282	1,441,869	1,501,736	1,022,137
Cash surrender value of bank-owned life insurance	408,489	406,379	404,149	401,926	401,760
Receivable on unsettled securities sales	457,165	375,616	585,901	632,539	716,700
Other assets	3,486,691	3,357,747	3,139,718	3,220,129	3,424,884
TOTAL ASSETS	$47,288,398	$50,561,074	$50,604,056	$49,499,149	$50,196,922

LIABILITIES AND EQUITY
Deposits:
Demand	$15,202,597	$15,062,282	$14,818,841	$13,670,656	$13,189,954
Interest-bearing transaction	21,037,294	22,763,479	22,326,401	21,435,736	21,491,145
Savings	981,493	947,407	909,131	888,011	872,618
Time	1,373,036	1,589,039	1,747,715	1,839,983	1,936,510
Total deposits	38,594,420	40,362,207	39,802,088	37,834,386	37,490,227
Funds purchased and repurchase agreements	1,224,134	2,004,466	2,893,128	1,448,800	1,790,490
Other borrowings	1,301,358	1,148,440	880,837	2,546,083	3,608,369
Subordinated debentures	131,219	131,228	131,224	214,654	276,034
Derivative contracts, net	535,574	682,435	320,757	434,334	366,202
Due on unsettled securities purchases	380,332	519,097	629,642	957,538	701,495
Other liabilities	389,031	565,350	578,091	619,913	634,460
TOTAL LIABILITIES	42,556,068	45,413,223	45,235,767	44,055,708	44,867,277
Total equity	4,732,330	5,147,851	5,368,289	5,443,441	5,329,645
TOTAL LIABILITIES AND EQUITY	$47,288,398	$50,561,074	$50,604,056	$49,499,149	$50,196,922

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Interest revenue	$294,247	$295,893	$577,346	$594,132
Interest expense	20,229	15,584	34,917	33,403
Net interest revenue	274,018	280,309	542,429	560,729
Provision for credit losses	—	(35,000)	—	(60,000)
Net interest revenue after provision for credit losses	274,018	315,309	542,429	620,729
Other operating revenue:
Brokerage and trading revenue	44,043	29,408	16,964	50,190
Transaction card revenue	26,940	24,923	51,156	47,353
Fiduciary and asset management revenue	49,838	44,832	96,237	86,154
Deposit service charges and fees	28,500	25,861	55,504	50,070
Mortgage banking revenue	11,368	21,219	28,018	58,332
Other revenue	12,684	23,172	23,129	39,468
Total fees and commissions	173,373	169,415	271,008	331,567
Other gains (losses), net	(7,639)	16,449	(9,283)	26,570
Gain (loss) on derivatives, net	(13,569)	18,820	(60,550)	(8,830)
Loss on fair value option securities, net	(2,221)	(1,627)	(13,422)	(3,537)
Change in fair value of mortgage servicing rights	17,485	(13,041)	66,595	20,833
Gain on available for sale securities, net	1,188	1,430	2,125	1,897
Total other operating revenue	168,617	191,446	256,473	368,500
Other operating expense:
Personnel	154,923	172,035	314,151	345,045
Business promotion	6,325	2,744	12,838	4,898
Charitable contributions to BOKF Foundation	—	—	—	4,000
Professional fees and services	12,475	12,361	23,888	24,341
Net occupancy and equipment	27,489	26,633	58,344	53,295
Insurance	4,728	3,660	9,011	8,280
Data processing and communications	41,280	36,418	81,116	73,885
Printing, postage and supplies	3,929	4,285	7,618	7,725
Amortization of intangible assets	4,049	4,578	8,013	9,385
Mortgage banking costs	9,437	11,126	17,314	25,069
Other expense	9,020	17,312	18,980	31,013
Total other operating expense	273,655	291,152	551,273	586,936

Net income before taxes	168,980	215,603	247,629	402,293
Federal and state income taxes	36,122	48,496	52,319	90,878

Net income	132,858	167,107	195,310	311,415
Net loss attributable to non-controlling interests	12	686	(24)	(1,066)
Net income attributable to BOK Financial Corporation shareholders	$132,846	$166,421	$195,334	$312,481

Average shares outstanding:
Basic	67,453,748	68,815,666	67,616,396	68,975,743
Diluted	67,455,172	68,817,442	67,617,834	68,978,798

Net income per share:
Basic	$1.96	$2.40	$2.87	$4.50
Diluted	$1.96	$2.40	$2.87	$4.50

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021
Capital:
Period-end shareholders' equity	$4,737,339	$4,849,582	$5,363,732	$5,388,973	$5,332,977
Risk weighted assets	$36,792,067	$37,160,258	$34,575,277	$33,916,456	$33,824,860
Risk-based capital ratios:
Common equity tier 1	11.61%	11.30%	12.24%	12.26%	11.95%
Tier 1	11.63%	11.31%	12.25%	12.29%	12.01%
Total capital	12.59%	12.25%	13.29%	13.38%	13.61%
Leverage ratio	9.12%	8.47%	8.55%	8.77%	8.58%
Tangible common equity ratio[1]	8.16%	8.13%	8.61%	9.28%	9.09%

Common stock:
Book value per share	$69.87	$71.21	$78.34	$78.56	$77.20
Tangible book value per share	$53.22	$54.58	$61.74	$61.93	$60.50
Market value per share:
High	$94.76	$119.59	$110.21	$92.97	$93.00
Low	$74.03	$93.76	$89.01	$77.20	$83.59
Cash dividends paid	$35,892	$36,093	$36,256	$35,725	$35,925
Dividend payout ratio	27.02%	57.76%	30.90%	18.97%	21.59%
Shares outstanding, net	67,806,005	68,104,043	68,467,772	68,596,764	69,078,458
Stock buy-back program:
Shares repurchased	294,084	475,877	128,522	478,141	492,994
Amount	$24,404	$48,074	$13,426	$40,644	$43,797
Average price per share	$82.98	$101.02	$104.46	$85.00	$88.84

Performance ratios (quarter annualized):
Return on average assets	1.13%	0.50%	0.92%	1.51%	1.33%
Return on average equity	11.27%	4.93%	8.68%	13.78%	12.58%
Net interest margin	2.76%	2.44%	2.52%	2.66%	2.60%
Efficiency ratio	60.65%	75.07%	70.14%	61.23%	64.20%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$4,737,339	$4,849,582	$5,363,732	$5,388,973	$5,332,977
Less: Goodwill and intangible assets, net	1,128,493	1,132,510	1,136,527	1,140,935	1,153,785
Tangible common equity	$3,608,846	$3,717,072	$4,227,205	$4,248,038	$4,179,192

Total assets	$45,377,072	$46,826,507	$50,249,431	$46,923,409	$47,154,375
Less: Goodwill and intangible assets, net	1,128,493	1,132,510	1,136,527	1,140,935	1,153,785
Tangible assets	$44,248,579	$45,693,997	$49,112,904	$45,782,474	$46,000,590

Tangible common equity ratio	8.16%	8.13%	8.61%	9.28%	9.09%

	Three Months Ended
	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021
Pre-provision net revenue:
Net income before taxes	$168,980	$78,649	$152,025	$241,782	$215,603
Provision for expected credit losses	—	—	(17,000)	(23,000)	(35,000)
Net income (loss) attributable to non-controlling interests	12	(36)	(129)	(601)	686
Pre-provision net revenue	$168,968	$78,685	$135,154	$219,383	$179,917

Other data:
Tax equivalent interest	$2,040	$1,973	$2,104	$2,217	$2,320
Net unrealized gain (loss) on available for sale securities	$(522,812)	$(546,598)	$93,381	$221,487	$297,267

Mortgage banking:
Mortgage production revenue	$(504)	$5,055	$10,018	$15,403	$10,004

Mortgage loans funded for sale	$360,237	$418,866	$568,507	$652,336	$754,893
Add: current period-end outstanding commitments	106,004	160,260	171,412	239,066	276,154
Less: prior period end outstanding commitments	160,260	171,412	239,066	276,154	387,465
Total mortgage production volume	$305,981	$407,714	$500,853	$615,248	$643,582

Mortgage loan refinances to mortgage loans funded for sale	19%	45%	51%	48%	48%
Realized margin on funded mortgage loans	0.88%	1.64%	2.34%	2.48%	2.75%
Production revenue as a percentage of production volume	(0.16)%	1.24%	2.00%	2.50%	1.55%

Mortgage servicing revenue	$11,872	$11,595	$11,260	$10,883	$11,215
Average outstanding principal balance of mortgage loans serviced for others	17,336,596	16,155,329	15,930,480	14,899,306	15,065,173
Average mortgage servicing revenue rates	0.27%	0.29%	0.28%	0.29%	0.30%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(13,639)	$(46,694)	$(4,862)	$(5,829)	$18,764
Gain (loss) on fair value option securities, net	(2,221)	(11,201)	1,418	(120)	(1,627)
Gain (loss) on economic hedge of mortgage servicing rights	(15,860)	(57,895)	(3,444)	(5,949)	17,137
Gain (loss) on changes in fair value of mortgage servicing rights	17,485	49,110	7,859	12,945	(13,041)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	1,625	(8,785)	4,415	6,996	4,096
Net interest revenue on fair value option securities[2]	275	383	259	286	341
Total economic benefit (cost) of changes in the fair value of mortgage servicing rights, net of economic hedges	$1,900	$(8,402)	$4,674	$7,282	$4,437
2     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021

Interest revenue	$294,247	$283,099	$292,334	$293,463	$295,893
Interest expense	20,229	14,688	15,257	13,236	15,584
Net interest revenue	274,018	268,411	277,077	280,227	280,309
Provision for credit losses	—	—	(17,000)	(23,000)	(35,000)
Net interest revenue after provision for credit losses	274,018	268,411	294,077	303,227	315,309
Other operating revenue:
Brokerage and trading revenue	44,043	(27,079)	14,869	47,930	29,408
Transaction card revenue	26,940	24,216	24,998	24,632	24,923
Fiduciary and asset management revenue	49,838	46,399	46,872	45,248	44,832
Deposit service charges and fees	28,500	27,004	26,718	27,429	25,861
Mortgage banking revenue	11,368	16,650	21,278	26,286	21,219
Other revenue	12,684	10,445	11,586	18,896	23,172
Total fees and commissions	173,373	97,635	146,321	190,421	169,415
Other gains (losses), net	(7,639)	(1,644)	6,081	31,091	16,449
Gain (loss) on derivatives, net	(13,569)	(46,981)	(4,788)	(5,760)	18,820
Gain (loss) on fair value option securities, net	(2,221)	(11,201)	1,418	(120)	(1,627)
Change in fair value of mortgage servicing rights	17,485	49,110	7,859	12,945	(13,041)
Gain on available for sale securities, net	1,188	937	552	1,255	1,430
Total other operating revenue	168,617	87,856	157,443	229,832	191,446
Other operating expense:
Personnel	154,923	159,228	174,474	175,863	172,035
Business promotion	6,325	6,513	6,452	4,939	2,744
Charitable contributions to BOKF Foundation	—	—	5,000	—	—
Professional fees and services	12,475	11,413	14,129	12,436	12,361
Net occupancy and equipment	27,489	30,855	26,897	28,395	26,633
Insurance	4,728	4,283	3,889	3,712	3,660
Data processing and communications	41,280	39,836	39,358	38,371	36,418
Printing, postage and supplies	3,929	3,689	2,935	3,558	4,285
Amortization of intangible assets	4,049	3,964	4,438	4,488	4,578
Mortgage banking costs	9,437	7,877	8,667	8,962	11,126
Other expense	9,020	9,960	13,256	10,553	17,312
Total other operating expense	273,655	277,618	299,495	291,277	291,152
Net income before taxes	168,980	78,649	152,025	241,782	215,603
Federal and state income taxes	36,122	16,197	34,836	54,061	48,496
Net income	132,858	62,452	117,189	187,721	167,107
Net income (loss) attributable to non-controlling interests	12	(36)	(129)	(601)	686
Net income attributable to BOK Financial Corporation shareholders	$132,846	$62,488	$117,318	$188,322	$166,421

Average shares outstanding:
Basic	67,453,748	67,812,400	68,069,160	68,359,125	68,815,666
Diluted	67,455,172	67,813,851	68,070,910	68,360,871	68,817,442
Net income per share:
Basic	$1.96	$0.91	$1.71	$2.74	$2.40
Diluted	$1.96	$0.91	$1.71	$2.74	$2.40

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021
Commercial:
Healthcare	$3,696,963	$3,441,732	$3,414,940	$3,347,641	$3,381,261
Services	3,421,493	3,351,495	3,367,193	3,323,422	3,389,756
Energy	3,393,072	3,197,667	3,006,884	2,814,059	3,011,331
General business	3,067,169	2,892,295	2,717,448	2,690,018	2,690,559
Total commercial	13,578,697	12,883,189	12,506,465	12,175,140	12,472,907

Commercial real estate:
Office	1,100,115	1,097,516	1,040,963	1,030,755	1,073,346
Industrial	953,626	911,928	766,125	890,316	824,577
Multifamily	878,565	867,288	786,404	875,586	964,824
Retail	637,304	667,561	679,917	766,402	784,445
Residential construction and land development	111,575	120,506	120,016	118,416	128,939
Other commercial real estate	424,963	436,157	437,900	435,417	470,861
Total commercial real estate	4,106,148	4,100,956	3,831,325	4,116,892	4,246,992

Paycheck protection program	43,140	137,365	276,341	536,052	1,121,583

Loans to individuals:
Residential mortgage	1,784,729	1,723,506	1,722,170	1,747,243	1,772,627
Residential mortgages guaranteed by U.S. government agencies	293,838	322,581	354,173	376,986	413,806
Personal	1,484,596	1,506,832	1,515,206	1,395,623	1,388,534
Total loans to individuals	3,563,163	3,552,919	3,591,549	3,519,852	3,574,967

Total	$21,291,148	$20,674,429	$20,205,680	$20,347,936	$21,416,449

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021

Texas:
Commercial	$6,631,658	$6,254,883	$6,068,700	$5,815,562	$5,690,901
Commercial real estate	1,339,452	1,345,105	1,253,439	1,383,871	1,403,751
Paycheck protection program	14,040	31,242	81,654	115,623	342,933
Loans to individuals	934,856	957,320	942,982	901,121	885,619
Total Texas	8,920,006	8,588,550	8,346,775	8,216,177	8,323,204

Oklahoma:
Commercial	3,125,764	2,883,663	2,633,014	2,590,887	2,840,560
Commercial real estate	576,458	552,310	546,021	552,184	552,673
Paycheck protection program	13,329	52,867	69,817	192,474	242,880
Loans to individuals	1,982,247	1,977,886	2,024,404	2,014,099	2,063,419
Total Oklahoma	5,697,798	5,466,726	5,273,256	5,349,644	5,699,532

Colorado:
Commercial	2,074,455	1,977,773	1,936,149	1,874,613	1,904,182
Commercial real estate	473,231	480,740	470,937	526,653	656,521
Paycheck protection program	8,233	28,584	82,781	140,470	299,712
Loans to individuals	234,105	236,125	256,533	249,298	262,796
Total Colorado	2,790,024	2,723,222	2,746,400	2,791,034	3,123,211

Arizona:
Commercial	1,080,228	1,074,551	1,130,798	1,194,801	1,239,270
Commercial real estate	766,767	719,970	674,309	734,174	705,497
Paycheck protection program	5,173	11,644	21,594	42,815	104,946
Loans to individuals	212,870	190,746	186,528	182,506	178,481
Total Arizona	2,065,038	1,996,911	2,013,229	2,154,296	2,228,194

Kansas/Missouri:
Commercial	338,337	334,371	338,697	336,414	388,291
Commercial real estate	458,157	436,740	382,761	408,001	406,055
Paycheck protection program	573	2,595	4,718	6,920	41,954
Loans to individuals	125,584	121,247	110,889	100,920	103,092
Total Kansas/Missouri	922,651	894,953	837,065	852,255	939,392

New Mexico:
Commercial	252,033	262,533	306,964	287,695	304,804
Commercial real estate	431,606	504,632	442,128	437,302	437,996
Paycheck protection program	1,792	9,713	13,510	31,444	86,716
Loans to individuals	67,026	63,299	63,930	66,651	68,177
Total New Mexico	752,457	840,177	826,532	823,092	897,693

Arkansas:
Commercial	76,222	95,415	92,143	75,168	104,899
Commercial real estate	60,477	61,459	61,730	74,707	84,499
Paycheck protection program	—	720	2,267	6,306	2,442
Loans to individuals	6,475	6,296	6,283	5,257	13,383
Total Arkansas	143,174	163,890	162,423	161,438	205,223

TOTAL BOK FINANCIAL	$21,291,148	$20,674,429	$20,205,680	$20,347,936	$21,416,449
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021
Oklahoma:
Demand	$5,422,593	$5,205,806	$5,433,405	$5,080,162	$4,985,542
Interest-bearing:
Transaction	10,240,378	11,410,709	12,689,367	11,692,679	12,065,844
Savings	561,413	558,634	521,439	510,906	500,344
Time	678,127	817,744	978,822	1,039,866	1,139,980
Total interest-bearing	11,479,918	12,787,087	14,189,628	13,243,451	13,706,168
Total Oklahoma	16,902,511	17,992,893	19,623,033	18,323,613	18,691,710

Texas:
Demand	4,670,535	4,552,001	4,552,983	3,987,503	3,752,790
Interest-bearing:
Transaction	5,344,326	4,963,118	5,345,461	4,985,465	4,335,113
Savings	183,708	182,536	178,458	165,043	160,805
Time	333,038	329,931	337,559	337,389	346,577
Total interest-bearing	5,861,072	5,475,585	5,861,478	5,487,897	4,842,495
Total Texas	10,531,607	10,027,586	10,414,461	9,475,400	8,595,285

Colorado:
Demand	2,799,798	2,673,352	2,526,855	2,158,596	1,991,343
Interest-bearing:
Transaction	2,277,563	2,387,304	2,334,371	2,337,354	2,159,819
Savings	82,976	81,762	78,636	79,873	73,990
Time	160,795	165,401	174,351	184,002	193,787
Total interest-bearing	2,521,334	2,634,467	2,587,358	2,601,229	2,427,596
Total Colorado	5,321,132	5,307,819	5,114,213	4,759,825	4,418,939

New Mexico:
Demand	1,347,600	1,271,264	1,196,057	1,222,895	1,197,412
Interest-bearing:
Transaction	845,442	888,257	858,394	837,630	723,757
Savings	115,660	115,457	107,963	107,615	105,837
Time	148,532	156,140	163,871	168,879	174,665
Total interest-bearing	1,109,634	1,159,854	1,130,228	1,114,124	1,004,259
Total New Mexico	2,457,234	2,431,118	2,326,285	2,337,019	2,201,671

Arizona:
Demand	901,543	947,775	934,282	1,110,884	943,511
Interest-bearing:
Transaction	792,269	810,896	834,491	784,614	820,901
Savings	17,999	18,122	16,182	16,468	13,496
Time	28,774	27,259	31,274	30,862	30,012
Total interest-bearing	839,042	856,277	881,947	831,944	864,409
Total Arizona	1,740,585	1,804,052	1,816,229	1,942,828	1,807,920

	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021
Kansas/Missouri:
Demand	537,143	553,345	658,342	488,595	463,339
Interest-bearing:
Transaction	913,921	1,107,525	1,086,946	965,757	978,160
Savings	19,943	19,589	18,844	17,303	17,539
Time	13,962	11,527	12,255	13,040	13,509
Total interest-bearing	947,826	1,138,641	1,118,045	996,100	1,009,208
Total Kansas/Missouri	1,484,969	1,691,986	1,776,387	1,484,695	1,472,547

Arkansas:
Demand	41,084	38,798	42,499	41,594	46,472
Interest-bearing:
Transaction	130,300	122,020	119,543	149,611	195,125
Savings	3,125	3,265	3,213	3,289	3,445
Time	6,371	6,414	6,196	6,677	6,819
Total interest-bearing	139,796	131,699	128,952	159,577	205,389
Total Arkansas	180,880	170,497	171,451	201,171	251,861

TOTAL BOK FINANCIAL	$38,618,918	$39,425,951	$41,242,059	$38,524,551	$37,439,933

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.83%	0.18%	0.16%	0.14%	0.10%
Trading securities	2.00%	1.71%	1.89%	2.04%	1.95%
Investment securities, net of allowance	2.35%	5.07%	4.99%	5.02%	5.01%
Available for sale securities	1.84%	1.77%	1.72%	1.80%	1.85%
Fair value option securities	2.92%	2.81%	2.71%	2.62%	2.60%
Restricted equity securities	3.30%	2.69%	2.98%	2.55%	3.36%
Residential mortgage loans held for sale	4.22%	3.11%	3.06%	3.06%	2.91%
Loans	3.92%	3.57%	3.70%	3.68%	3.54%
Allowance for loan losses
Loans, net of allowance	3.96%	3.61%	3.75%	3.73%	3.60%
Total tax-equivalent yield on earning assets	2.96%	2.58%	2.66%	2.78%	2.75%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.22%	0.10%	0.09%	0.09%	0.10%
Savings	0.03%	0.03%	0.04%	0.04%	0.04%
Time	0.68%	0.56%	0.53%	0.55%	0.58%
Total interest-bearing deposits	0.24%	0.12%	0.12%	0.13%	0.14%
Funds purchased and repurchase agreements	0.53%	0.95%	0.73%	0.20%	0.16%
Other borrowings	1.01%	0.38%	0.49%	0.37%	0.34%
Subordinated debt	4.50%	4.02%	4.02%	4.63%	4.87%
Total cost of interest-bearing liabilities	0.31%	0.21%	0.21%	0.19%	0.21%
Tax-equivalent net interest revenue spread	2.65%	2.37%	2.45%	2.59%	2.54%
Effect of noninterest-bearing funding sources and other	0.11%	0.07%	0.07%	0.07%	0.06%
Tax-equivalent net interest margin	2.76%	2.44%	2.52%	2.66%	2.60%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$20,924	$24,976	$31,091	$45,500	$70,341
Services	15,259	16,535	17,170	25,714	29,913
Healthcare	14,886	15,076	15,762	509	527
General business	3,539	3,750	10,081	8,951	11,823
Total commercial	54,608	60,337	74,104	80,674	112,604

Commercial real estate	10,939	15,989	14,262	21,223	26,123

Loans to individuals:
Permanent mortgage	30,460	30,757	31,574	30,674	31,473
Permanent mortgage guaranteed by U.S. government agencies	18,000	16,992	13,861	9,188	9,207
Personal	132	171	258	188	229
Total loans to individuals	48,592	47,920	45,693	40,050	40,909

Total nonaccruing loans	$114,139	$124,246	$134,059	$141,947	$179,636
Accruing renegotiated loans guaranteed by U.S. government agencies	196,420	204,121	210,618	178,554	171,324
Real estate and other repossessed assets	22,221	24,492	24,589	28,770	57,337
Total nonperforming assets	$332,780	$352,859	$369,266	$349,271	$408,297
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$118,360	$131,746	$144,787	$161,529	$227,766

Accruing loans 90 days past due[1]	$3	$307	$313	$223	$252

Gross charge-offs	$1,368	$7,805	$6,558	$9,584	$18,304
Recoveries	(2,167)	(1,824)	(7,272)	(1,769)	(2,856)
Net charge-offs (recoveries)	$(799)	$5,981	$(714)	$7,815	$15,448

Provision for loan losses	$(6,158)	$(3,967)	$(20,973)	$(27,395)	$(25,064)
Provision for credit losses from off-balance sheet unfunded loan commitments	6,005	3,268	3,738	4,952	(8,590)
Provision for expected credit losses from mortgage banking activities	69	621	150	(534)	(1,222)
Provision for credit losses related to held-to maturity (investment) securities portfolio	84	78	85	(23)	(124)
Total provision for credit losses	$—	$—	$(17,000)	$(23,000)	$(35,000)

	Three Months Ended
	June 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	June 30, 2021
Allowance for loan losses to period end loans	1.13%	1.19%	1.27%	1.36%	1.46%
Allowance for loan losses to period end loans excluding PPP loans[2]	1.13%	1.20%	1.29%	1.40%	1.54%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.33%	1.37%	1.43%	1.50%	1.57%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans excluding PPP loans[2]	1.33%	1.38%	1.45%	1.54%	1.66%
Nonperforming assets to period end loans and repossessed assets	1.56%	1.70%	1.83%	1.71%	1.90%
Net charge-offs (annualized) to average loans	(0.02)%	0.12%	(0.01)%	0.15%	0.28%
Net charge-offs (annualized) to average loans excluding PPP loans[2]	(0.02)%	0.12%	(0.01)%	0.16%	0.30%
Allowance for loan losses to nonaccruing loans[1]	250.80%	229.80%	213.33%	208.41%	183.00%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	294.74%	263.60%	240.77%	230.43%	197.25%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.
2    Metric meaningful due to the unique characteristics and short-term nature of the PPP loans.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			2Q22 vs 1Q22		2Q22 vs 2Q21
	June 30, 2022	Mar. 31, 2022	June 30, 2021	$ change	% change	$ change	% change
Commercial Banking
Net interest revenue	$166,522	$137,011	$130,901	$29,511	21.5%	$35,621	27.2%
Fees and commissions revenue	59,881	56,964	63,368	2,917	5.1%	(3,487)	(5.5)%
Combined net interest and fee revenue	226,403	193,975	194,269	32,428	16.7%	32,134	16.5%
Other operating expense	70,009	65,114	71,351	4,895	7.5%	(1,342)	(1.9)%
Corporate expense allocations	16,634	16,246	12,512	388	2.4%	4,122	32.9%
Net income	104,797	82,344	72,632	22,453	27.3%	32,165	44.3%

Average assets	29,269,712	29,823,905	28,160,594	(554,193)	(1.9)%	1,109,118	3.9%
Average loans	17,336,841	16,696,428	16,981,888	640,413	3.8%	354,953	2.1%
Average deposits	18,933,766	19,595,260	17,049,772	(661,494)	(3.4)%	1,883,994	11.0%

Consumer Banking
Net interest revenue	$33,786	$27,207	$24,945	$6,579	24.2%	$8,841	35.4%
Fees and commissions revenue	30,101	33,977	37,714	(3,876)	(11.4)%	(7,613)	(20.2)%
Combined net interest and fee revenue	63,887	61,184	62,659	2,703	4.4%	1,228	2.0%
Other operating expense	52,660	48,789	52,453	3,871	7.9%	207	0.4%
Corporate expense allocations	10,120	12,080	11,599	(1,960)	(16.2)%	(1,479)	(12.8)%
Net income (loss)	1,239	(7,317)	1,698	8,556	116.9%	(459)	(27.0)%

Average assets	10,338,191	10,273,890	10,087,488	64,301	0.6%	250,703	2.5%
Average loans	1,669,830	1,672,346	1,786,242	(2,516)	(0.2)%	(116,412)	(6.5)%
Average deposits	8,876,469	8,746,622	8,469,043	129,847	1.5%	407,426	4.8%

Wealth Management
Net interest revenue	$37,747	$55,766	$52,293	$(18,019)	(32.3)%	$(14,546)	(27.8)%
Fees and commissions revenue	86,771	25,023	78,841	61,748	246.8%	7,930	10.1%
Combined net interest and fee revenue	124,518	80,789	131,134	43,729	54.1%	(6,616)	(5.0)%
Other operating expense	76,393	74,619	79,518	1,774	2.4%	(3,125)	(3.9)%
Corporate expense allocations	12,503	12,072	10,352	431	3.6%	2,151	20.8%
Net income (loss)	27,287	(4,521)	30,988	31,808	703.6%	(3,701)	(11.9)%

Average assets	16,902,721	21,323,795	19,201,041	(4,421,074)	(20.7)%	(2,298,320)	(12.0)%
Average loans	2,157,771	2,118,780	1,968,513	38,991	1.8%	189,258	9.6%
Average deposits	8,482,785	9,619,323	9,695,319	(1,136,538)	(11.8)%	(1,212,534)	(12.5)%
Fiduciary assets	55,972,584	61,095,320	58,654,788	(5,122,736)	(8.4)%	(2,682,204)	(4.6)%
Assets under management or administration	95,981,289	101,081,355	96,632,748	(5,100,066)	(5.0)%	(651,459)	(0.7)%